Exhibit 10.30

FOURTH AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT (the “Amendment”) is entered into as of December 16, 2021 (the “Effective Date”) and amends that certain Employment Agreement (the “Agreement”) dated August 9, 2017, and previously amended as of May 21, 2020, August 25, 2021, and November 3, 2021, by and between Identity Theft Guard Solutions, Inc. (the “Company”) and Thomas Kelly (“Executive”).

RECITALS

WHEREAS, Executive is currently serving as Chief Executive Officer (“CEO”) of the Company pursuant to the Agreement;

WHEREAS, pursuant to a Business Combination Agreement, dated December 17, 2021, to which ID Experts Holdings, Inc., the parent of the Company, is a party, the Company will undergo a business combination pursuant to which the Company will become a subsidiary of ZeroFox Holdings, Inc., a Delaware corporation (“ZeroFox”) (the “Transaction”);

WHEREAS, in connection with the closing of the Transaction (the “Closing Date”), Executive and the Company have agreed to extend the term of Executive’s employment on the terms set forth herein ended as of the Extension Term;

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements provided herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.          Terms.  Capitalized terms used in this Amendment not otherwise defined herein shall have the definitions specified in the Agreement. The terms of this Amendment shall govern and control in case of conflict with the Agreement. Subject to the alterations and amendments contained in this Amendment, the parties ratify and confirm the Agreement in all other respects.

2.          Amendments.

a.          Extension Term.  Subject to the closing of the Transaction, Executive’s employment shall continue until the one-year anniversary of the Closing Date (such period, the “Extension Term”).  At the conclusion of the Extension Term, Executive’s employment shall end.

b.          Base Salary:  Executive’s Base Salary shall be at the rate of $325,000 per year commencing on the Closing Date.

c.          Title: Executive’s title shall be Senior Advisor commencing on the Closing Date.

d.          Duties:  Executive’s duties commencing on the Closing Date shall be to render such services as requested by the Company on an as-needed basis, including without limitation as to matters relating to the integration of the Company with ZeroFox and ensuring a seamless transition in connection therewith, for up to 40 hours per week during the Extension Term.  Executive shall provide all support reasonably requested and necessary to transition the Company’s business following the closing of the Transaction including, but not limited to, preparing for renewal of the Company’s contract with the U.S. Office of Personnel Management (OPM).

e.          Expenses. Executive shall be entitled to receive reimbursement for all reasonable expenses incurred by him in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its senior executive officers. For the avoidance of doubt, the Company shall have the obligation to reimburse Executive for the cost of Executive’s airfare, rent, and utilities in the Portland area, as provided in Subsection 2(d) of the Agreement.

f.          No Further Incentive Compensation. Executive shall no longer be eligible for the incentive compensation described in Section 2(b) of the Agreement as of the Closing Date and, for the avoidance of doubt, shall not be eligible for incentive compensation or any other bonus for calendar year 2022 after the Closing Date.  Any bonus for the period of calendar year 2022 ending prior to the Closing Date shall be in an amount determined by the Board of Directors of the Company consistent with past practices, prorated for the period of calendar year 2022 ending prior to the Closing Date, and shall be paid on or before the Closing Date.

g.          Severance.

i.          Severance Per Agreement.  The Company agrees to pay the Severance Amount as specified in Section 4(b)(i) of the Agreement in one lump sum on the Closing Date, subject to Executive signing and not revoking the Release, as if Executive’s employment had terminated without Cause as of the Closing Date.

ii.          COBRA Benefits.  In full satisfaction of its obligation to pay the COBRA benefits set forth in Section 4(b)(ii) of the Agreement (the “COBRA Benefits”), the Company agrees to provide the following to Executive: (1) a sum equal to the cost of nine (9) months of COBRA Benefits, which shall be paid in a lump sum on the Closing Date, subject to Executive signing and not revoking the Release; and (2) a sum equal to the cost of three (3) months of COBRA Benefits upon the end of the Extension Term (or an early termination without Cause under (iii) below), subject to Executive signing and not revoking an additional Release within sixty (60) days after the end of the Extension Term.  Executive is free to use the COBRA Benefits however Executive deems fit, and therefore, there is no requirement that Executive use the COBRA Benefits for the continuation of medical benefits coverage pursuant to COBRA.

iii.          Early Termination / Pay In Lieu.  If Executive’s employment is terminated prior to the end of the Extension Term by the Company without Cause, then the Company shall pay Executive’s Base Salary through the end of the Extension Term (“Pay In Lieu”) conditioned upon Executive signing and not revoking an additional Release within sixty (60) days after such early termination.

iv.          No Further Severance.  Except as set forth in this Amendment, notwithstanding anything to the contrary in the Agreement, Executive shall not be entitled to any other compensation or benefits of any kind upon the conclusion of the Extension Term or upon any earlier termination.  For the avoidance of doubt, no severance or other benefits of any kind shall be owed upon the conclusion of the Extension Term other than the COBRA Benefits and, if applicable, Pay In Lieu.

The Agreement shall otherwise remain in effect, unchanged.

[Signature Page Follows]

This Amendment, together with the Agreement, constitutes the entire understanding and agreement of the parties pertaining to the subject matter hereof and fully supersedes any and all prior or contemporaneous agreements or understandings between the parties hereto pertaining to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment.

COMPANY:	Identity Theft Guard Solutions, Inc.

	By:	/s/ Sanjay Uppal
	Its:	CFO

	Date:	December 15, 2021

EXECUTIVE:	/s/ Thomas F. Kelly
Thomas F. Kelly

	Date:	December 15, 2021

[Signature Page to Amendment to Employment Agreement]